SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                            (Amendment No. _______)1


                             World Diagnostics Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                Class B Warrants
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   98145B 13 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 1, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate bo to designate the rule pursuant to which this Schedule is filed:

         [   ] Rule 13d-1(b)
         [ x ] Rule 13d-1(c)
         [   ] Rule 13d-1(d)

----------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98145B 13 9                  13G                     Page 2 of 4 Pages

1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Silverman Partners L.P.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [    ]
                                                                  (b)  [    ]
3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       New York

       NUMBER OF        5.     SOLE VOTING POWER
        SHARES
     BENEFICIALLY              0(1)
       OWNED BY
         EACH
       REPORTING
      PERSON WITH

       6.               SHARED VOTING POWER
                        0(1)

       7.               SOLE DISPOSITIVE POWER
                        200,000

       8.               SHARED DISPOSITIVE POWER
                        0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       200,000

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                  [   ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       8.88%

12.    TYPE OF REPORTING PERSON*
       IN

(1)  The Class B Warrants do not have voting rights.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:
              World Diagnostics Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:
              16250 N.W. 59th Avenue
              Miami Lakes, Florida 33014

Item 2(a).    Name of Person Filing:
              Silverman Partners L.P.

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              120 Broadway
              New York, NY 10271

Item 2(c).    Citizenship:
              New York

Item 2(d).    Title of Class of Securities:
              Class B Warrants

Item 2(e).    CUSIP Number:
              98145B 13 9

Item 4.       Ownership.

              (a) Amount beneficially owned:  200,000 Class B Warrants.

              (b) Percent of class:  8.88%

              (c  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote 0(1)

                  (ii)  Shared power to vote or to direct the vote 0(1)

                  (iii) Sole power to dispose or to direct the disposition of
                        200,000

                  (iv)  Shared power to dispose or to direct the disposition of
                        0

         (1)  Class B Warrants do not have voting rights.

Item 10.      Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       4/30/01
                                        ------------------------------------
                                                       (Date)

                                                /s/ Harvey Silverman
                                        ------------------------------------
                                                     (Signature)

                                                  Harvey Silverman
                                                   General Partner
                                        ------------------------------------
                                                    (Name/Title)